Investor and Media Contacts:

Alex Wellins or Jennifer Jarman

The Blueshirt Group for Roxio, Inc.

(415) 217-7722

alex@blueshirtgroup.com;

jennifer@blueshirtgroup.com

ROXIO POSTS YEAR-OVER-YEAR REVENUE GROWTH AND

NARROWS LOSS IN THE FIRST QUARTER

Announces Sale of Software Division;

Will Change Company Name to Napster

SANTA CLARA, Calif. – August 9, 2004 - Roxio, Inc. (Nasdaq: ROXI), The Digital Media Company® and the parent company of Napster®, today reported financial results for its fiscal first quarter ended June 30, 2004. In a separate news release issued today, the Company announced that it has signed a definitive agreement to sell all of the assets and liabilities of its software division to Sonic Solutions for $80 million and plans to change its corporate name to Napster. Given this development, Roxio management has changed the time of its conference call from 1:30 PM PT to 2:30 PM PT today and will discuss both the quarterly results and this transaction on this call.

Chris Gorog, Roxio’s Chairman and CEO, said, “Today’s announcement of the planned sale of our software division will allow us to focus all of our efforts on Napster and the fast-growing online music market. Subject to stockholder approval and standard regulatory reviews, this transaction will dramatically enhance our balance sheet resulting in a net cash position well in excess of $100 million dollars which will support our efforts to drive subscriber growth and accelerate Napster’s competitive position.”

Net revenue for the first quarter of fiscal 2005 increased to $29.9 million compared to $24.2 million in the first quarter of the prior fiscal year. Roxio’s net loss for the quarter was $2.6 million, or $0.08 per basic and diluted share, which is substantially better than prior guidance of a net loss of $0.26 per basic and diluted share. This compares to net loss of $370,000, or $0.02 per basic and diluted share, in the first quarter of the prior fiscal year. Shares used for computing basic and fully diluted earnings per share were approximately 33.7 million for the first fiscal quarter ended June 30, 2004 and approximately 21.9 million for the first quarter of the prior fiscal year.

For the first quarter, Roxio’s digital media software division recorded revenues of $22.0 million and GAAP net income of approximately $6.0 million. Revenues for the Company’s Napster division totaled $7.9 million and included $1.1 million from hardware sales of MP3 players to partners. Napster’s operating loss, before restructuring, amortization and stock based compensation was approximately $8.1 million.

Roxio ended the first quarter with approximately $63.4 million in cash, restricted cash and short-term investments, which is ahead of prior forecasts.

“We are pleased with our first quarter results, posting a much narrower net loss which significantly exceeded our guidance. Roxio’s software business was profitable with continued strong gross margins, while Napster also realized healthy margin improvement. Our efforts to grow Napster’s subscriber base continue to gain momentum through exciting initiatives including our expanding university program and recently announced marketing partnership with Best Buy. Napster is gaining increased public exposure based on these and other ongoing promotional activities, and we remain confident in our outlook for the remainder of the year,” concluded Mr. Gorog.

Business Outlook

For the second quarter of fiscal 2005, Roxio expects to report total revenues of approximately $25.0 million. Revenues from the software division are expected to be roughly $17.0 million, reflecting typical seasonality at retail. Revenues from Napster are expected to show strong double-digit growth relative to first quarter revenues excluding hardware and are projected to be approximately $8.0 million.

Napster Division Highlights

■	Announced a major strategic marketing alliance with Best Buy that will leverage the power of both brands to drive new subscribers to Napster and deliver a wide range of digital music experiences to Best Buy’s entertainment and technology consumer base. This agreement has already resulted in significant television advertising featuring Napster, as well as the debut of the Dave Matthews Band catalog on the Napster music service.

■	Expanded Napster’s educational program through agreements with several universities to offer students its digital music subscription program. Beginning this Fall, students at Cornell University, The George Washington University, Middlebury College, the University of Miami, The University of Southern California and Wright State University will have access to Napster. These join existing programs at Penn State University and the University of Rochester, which have been very well received by students.

■	Announced that Napster went live to music fans across the UK, supported by an exclusive, multi-year partnership with Europe’s leading consumer electronics goods retailer, Dixons Group plc. Napster also partnered with The Sun, the UK’s largest selling national daily newspaper, to introduce the first ever online music promotion in a UK national daily newspaper.

■	Launched Napster for millions of fans across Canada. Roxio also announced a multi-year mutually exclusive strategic marketing alliance with Molson, one of the world’s largest brewing companies.

Earnings Call Information

The Roxio first quarter teleconference and webcast has been moved to 2:30 p.m., Pacific Time, on Monday, August 9, 2004. To participate on the live call, analysts and investors should dial 800-218-0530 at least ten minutes prior to the call and reference conference ID: 11002387. Roxio will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the company’s Web site at http://investor.roxio.com.

About Roxio and Napster

Roxio, Inc. provides the best selling digital media software in the world and owns Napster®, the world’s most recognized brand in online music. Roxio makes award-winning software products for CD/DVD burning, photo editing and video editing. Roxio’s family of products includes category-leading products Roxio Easy Media Creator™, Easy CD & DVD Creator™, Digital Media Suite®, Easy CD Creator® (Windows) and Toast® (Macintosh) for CD/DVD burning, PhotoSuite® for digital photography, and VideoWave® for digital video. Roxio’s current installed base is in excess of 100 million users. Roxio distributes its products globally through strategic partnerships with major hardware manufacturers, in stores with the leading worldwide retailers, through Internet partnerships and also sells its products direct at www.roxio.com. Napster has content agreements with the five major record labels, as well as hundreds of independents. Napster delivers access to the largest catalog of online music with more than 600,000 tracks spanning all genres and artists from Eminem to Miles Davis.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release, in particular matters related to the sale of Roxio’s software division; future revenue for Roxio’s software and Napster divisions; and Roxio’s relationship with Best Buy and with other strategic partners are forward-looking statements that are subject to certain risks and uncertainties such as the failure to complete the sale of the software assets; decreased demand for our products and services; flaws inherent in our products or services; intense competition; failure to maintain relationships with strategic partners and content providers; general economic conditions and third party claims, that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Roxio’s reports filed with the Securities and Exchange Commission (SEC), including the Company’s Quarterly Report on Form 10-Q as filed with the SEC on August 9, 2004, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Roxio assumes no obligation to update the forward-looking statements included in this press release.

Copyright © 2004 Roxio, Inc. All rights reserved. Roxio, the Roxio tagline, Roxio Easy Media Creator, Easy CD & DVD Creator, Digital Media Suite, Easy CD Creator, PhotoSuite, VideoWave, Toast, and Napster are either trademarks or registered trademarks of Roxio, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks used are owned by their respective owners.

ROXIO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	June 30, 2004	March 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$19,283	$36,911
Restricted cash	735	1,735
Short-term investments	43,395	28,490
Accounts receivable, net of allowance for doubtful accounts of $905 at June 30, 2004 and $991 at March 31, 2004	15,566	16,279
Prepaid expenses and other current assets	15,230	7,480
Deferred income taxes	146	150

Total current assets	94,355	91,045
Long-term investment	3,000	3,000
Property and equipment, net	9,063	9,933
Goodwill	91,623	91,723
Identifiable intangible assets, net	4,565	5,899
Other assets	1,180	1,748

Total assets	$203,786	$203,348

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,895	$6,085
Income taxes payable	2,803	2,841
Accrued liabilities	27,403	30,627
Deferred revenues	2,707	1,545
Current portion of long-term debt	15,491	15,420

Total current liabilities	54,299	56,518
Long term liabilities:
Deferred revenues	85	85
Long-term capital lease obligations	155	68
Other long term liabilities	2,268	2,296

Total liabilities	56,807	58,967

Stockholders’ equity:
Preferred stock, $0.001 par value; Authorized: 10,000 shares;
Issued and outstanding: none at June 30, 2004 and at March 31, 2004	–	–
Common stock, $0.001 par value; Authorized: 100,000 shares;
Issued and outstanding: 34,671 shares at June 30, 2004 and 33,543 shares at March 31, 2004	35	34
Additional paid-in capital	200,737	195,503
Deferred stock-based compensation	(1,034)	(1,386)
Accumulated deficit	(57,728)	(55,088)
Accumulated other comprehensive income	4,969	5,318

Total stockholders’ equity	146,979	144,381

Total liabilities and stockholders’ equity	$203,786	$203,348

ROXIO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,
	2004	2003
Net revenues :
Consumer software	$22,048	$23,395
Online music	7,867	781

Total net revenues	29,915	24,176
Cost of revenues :
Consumer software (1)	4,625	6,986
Online music	6,416	620
Amortization of purchased technologies	696	587

Total cost of revenues	11,737	8,193

Gross profit	18,178	15,983

Operating expenses:
Research and development (2)	6,478	6,934
Sales and marketing (3)	10,390	9,407
General and administrative (4)	4,861	5,277
Restructuring charges	(153)	1,536
Amortization of intangible assets	576	617
Stock-based compensation charges	382	519

Total operating expenses	22,534	24,290

Loss from operations	(4,356)	(8,307)
Gain on sale of GoBack product line	1,682	10,592
Other income, net	219	67

Income (loss) before provision for income taxes	(2,455)	2,352
Provision for income taxes	185	2,722

Net loss	$(2,640)	$(370)

Net loss per share:
Basic and Diluted	$(0.08)	$(0.02)

Weighted average shares used in computing net loss per share
Basic and Diluted	33,726	21,864

(1)	Excludes stock-based compensation charges of $6 and $10 for the three months ended June 30, 2004 and 2003, respectively.

(2)	Excludes stock-based compensation charges of $95 and $151 for the three months ended June 30, 2004 and 2003, respectively.

(3)	Excludes stock-based compensation charges of $85 and $135 for the three months ended June 30, 2004 and 2003, respectively.

(4)	Excludes stock-based compensation charges of $196 and $223 for the three months ended June 30, 2004 and 2003, respectively.

ROXIO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended June 30,
	2004	2003
Cash flows from operating activities:
Net loss	$(2,640)	$(370)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,552	2,347
Stock-based compensation charges	382	519
Bad debt expense (benefit)	(81)	38
Loss on retirement of property and equipment	–	320
Gain on sale of GoBack product line	(1,682)	(10,592)
Deferred income taxes	–	2,372
Change in operating assets and liabilities, net of effects of acquisition of Napster, LLC and sale of GoBack product line :
Accounts receivable	829	4,063
Prepaid expenses and other current assets	(3,993)	543
Other long term assets	661	(228)
Accounts payable	(700)	(4,583)
Income taxes payable	35	(1,052)
Accrued liabilities	(2,512)	(1,729)
Deferred revenues	1,247	1,827
Other liabilities	(113)	295

Net cash used in operating activities	(6,015)	(6,230)

Cash flows from investing activities:
Purchases of property and equipment, net	(81)	(1,113)
Proceeds from sale of GoBack product line	2,760	10,250
Purchases of other intangible assets	–	(63)
Purchases of short-term investments	(33,601)	(2,792)
Proceeds from sale of short-term investments	12,812	350
Maturities of short-term investments	5,809	2,390
Transfer from restricted cash account	1,000	–
Acquisition of Napster, LLC, net of cash acquired	–	(13,473)

Net cash used in investing activities	(11,301)	(4,451)

Cash flows from financing activities:
Principal payment of capital lease obligations	(174)	(154)
Issuance of common stock under employee stock plan	109	–
Issuance of common stock	1	20,613

Net cash provided by (used in) financing activities	(64)	20,459

Effect of exchange rates on cash	(248)	(2)
Change in cash and cash equivalents :	(17,628)	9,776
Cash and cash equivalents at beginning of period	36,911	36,820

Cash and cash equivalents at end of period	$19,283	$46,596

Supplemental cash flow information:
Cash paid for interest	$147	$61

Cash paid for income taxes	$115	$1,313

Non-cash disclosure of investing and financing activities:
Unrealized losses on short-term investments	$(75)	$(46)

Issuance of common stock	$4,999	$23,486

Assets acquired under capital leases	$332	$–

Adjustment to goodwill resulting from the acquisition of Napster, LLC	$51	$–

Adjustment to additional paid-in-capital in connection with issuance of common stock from private equity financing	$186	$–